Exhibit 8.1

MCKEE NELSON LLP

5 TIMES SQUARE

NEW YORK, NEW YORK  10036

PHONE 917-777-4200

FAX     917-777-4299

June 21, 2002

Bear Stearns Asset Backed Securities, Inc.
383 Madison Avenue
New York, New York  10179

Re:

Bear Stearns Asset Backed Securities, Inc.
Registration Statement on Form S-3
(File No. 333-56242)

Ladies and Gentlemen:

We have acted as special counsel for Irwin Home Equity Corporation (the “Seller”) in connection with the public offering of approximately $433,693,000 aggregate principal amount of Home Equity Loan-Backed Notes, Series 2002-1 (the “Notes”).  A Registration Statement on Form S-3 relating to the Notes (No. 333-56242) (the “Registration Statement”) has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  As set forth in the Prospectus dated February 15, 2002 and Prospectus Supplement dated June 11, 2002, the Notes will be issued pursuant to the provisions of an Indenture dated as of May 31, 2002 (the “Indenture”) among Irwin Home Equity Loan Trust 2002-1, as Issuer, and Wells Fargo Bank Minnesota, National Association, as trustee.

We have examined a form of the Indenture, a form of the Notes, and a form of the Prospectus and Prospectus Supplement referred to above.  We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed.  In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us.

On the basis of the foregoing, we are of the opinion that the information in the Prospectus Supplement under the caption “Certain Federal Income Tax Consequences,” and in the Prospectus under the caption “Material Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof.

Except as provided below, this opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus Supplement, and to the filing of this opinion as an exhibit to an application made by or on behalf of Bear Stearns Asset Backed Securities, Inc. or any dealer in connection with the registration of the Notes under the securities or blue sky laws of any state or jurisdiction.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McKee Nelson LLP
McKEE NELSON LLP